Exhibit 10.1

Advisory Agreement

between

Institutional REIT, Inc.

and

Wells Capital, Inc.

                    , 2006

i

15.1 By Company	20
15.2 By Advisor	21
15.3 Reasonableness; Interpretation	21
15.4 Injunctive Relief	21
Section 16 – Miscellaneous	21
16.1 Notices	21
16.2 Modification	22
16.3 Severability	22
16.4 Construction	22
16.5 Entire Agreement	22
16.6 Waiver	22
16.7 Gender	22
16.8 Titles Not to Affect Interpretation	23
16.9 Counterparts	23

ii

Advisory Agreement

This Advisory Agreement, dated as of                     , 2006 (the “Agreement”), is between Institutional REIT, Inc., a Maryland corporation (the “Company”), and Wells Capital, Inc., a Georgia corporation (the “Advisor”).

Background

The Company desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities set forth in this Agreement on behalf of, and subject to the supervision of, the Board of Directors of the Company, all as provided in this Agreement. The Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors of the Company, on the terms and conditions of this Agreement.

Agreement

Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions.The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding the fee payable to the Advisor pursuant to Section 8.1, incurred by the Company, the Advisor or any Affiliate of either in connection with the selection, acquisition or development of any Property, Loan or other potential Permitted Investment, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, and title insurance premiums.

“Acquisition Fees” means the fee payable to the Advisor pursuant to Section 8.1 plus all other fees and commissions paid by any Person to any Person in connection with making or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of Property by the Company including any real estate commission, selection fee, Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated.

“Advisor” means (i) Wells Capital, Inc., a Georgia corporation, or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated.” An Affiliate of another Person includes any of the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person. An entity shall not be deemed to control or be under common control with an Advisor-sponsored program unless (i) the entity owns 10% or more of the voting equity interests of such program or (ii) a majority of the board (or equivalent governing body) of such program is comprised of Affiliates of the entity.

“Appraised Value” means the value according to an appraisal made by an Independent Appraiser.

“Articles of Incorporation” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

“Asset Management Fee” has the meaning set forth in Section 8.2.

“Board of Directors” or “Board” means the persons holding such office, as of any particular time, under the Articles of Incorporation of the Company, whether they be the Directors named therein or additional or successor Directors.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Cash from Financings” means the net cash proceeds realized by the Company from the financing of Properties, Loans or other Permitted Investments or from the refinancing of any Company indebtedness (after deduction of all expenses incurred in connection therewith).

“Cash from Sales” means the net cash proceeds realized by the Company from the sale, exchange or other disposition of any of its assets after deduction of all expenses incurred in connection therewith. In the case of a transaction described in clause (C) of the definition of Sale, Cash From Sales means the proceeds of any such transaction actually distributed to the Company from the joint venture. Cash from Sales shall not include Cash from Financings.

“Cash from Sales and Financings” means the total sum of Cash from Sales and Cash from Financings.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means Institutional REIT, Inc., a corporation organized under the laws of the State of Maryland.

“Conflicts Committee” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, to supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Contract Sales Price” means the total consideration received by the Company for the sale of a Property.

“Cost of Real Estate Investments” means the sum of (i) with respect to Properties wholly owned by the Company, the amount actually paid or allocated to the purchase, development, construction or improvement of Properties, inclusive of expenses related thereto, plus the amount of any outstanding debt attributable to such Properties and (ii) in the case of properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of properties, inclusive of expenses related thereto, plus the amount of any outstanding debt associated with such properties that is attributable to the Company’s investment in the Joint Venture or partnership.

“Dealer Manager” means (i) Wells Investment Securities, Inc., a Georgia corporation, or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Disposition Fee” shall have the meaning set forth in Section 8.3.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses, dealer manager fees, or commissions.

“Independent Appraiser” means a person or entity with no material current or prior business or personal relationship with the Advisor or the Directors, who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company, and who is a qualified appraiser of real estate as determined by the Board. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price, reduced by any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares.

“Joint Venture” means any joint venture, corporation or other Affiliate of the Company that owns, in whole or in part, any Properties, Loans or other Permitted Investments.

“Listed” or “Listing” shall have the meaning set forth in the Company’s Articles of Incorporation.

“Loans” means mortgage loans and other types of debt financing.

“Net Sales Proceeds” means , in the case of a transaction described in clause (A) of the definition of Sale, the proceeds of any such transaction less the amount of all selling commissions and closing costs paid by the Company; in the case of a transaction described in clause (B) of such definition, the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction; and in the case of a transaction described in clause (C) of such definition, the proceeds of any such transaction actually distributed to the Company from the joint venture.

“Offering” means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“Operating Cash Flow” means Operating Revenue Cash Flows minus (A) the sum of (i) Operating Expenses, and (ii) all principal and interest payments on indebtedness and other sums paid to lenders (to the extent not included in Operating Expenses), plus (B) non-cash expenditures such as depreciation, amortization and bad loan reserves.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, which in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor.

“Operating Revenue Cash Flows” means the Company’s cash flow from ownership and operation of Properties, Loans, interests in Properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, Permitted Investments, and short-term investments.

“Organization and Offering Expenses” means all expenses incurred (before, on, or after the date hereof) in connection with and in preparing the Company for registration of and subsequently offering and distributing its shares to the public, including, but not limited to, fees of attorneys of the Company, the advisor, and of any underwriters; expenses for printing, engraving and mailing; salaries of employees of the Advisor or its affiliates and internal operating costs (including overhead) incurred (before, on, or after the date hereof) in connection with and in preparing the Company for registration of and subsequently offering and distributing its shares to the public; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, and accountants’ fees.

“Partnership” means Institutional Operating Partnership, L.P., a Delaware limited partnership formed to own and operate Properties, Loans and other Permitted Investments on behalf of the Company.

“Permitted Investments” means all investments (other than Properties, Loans and interests in properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner) that the Company may acquire pursuant to its Articles of Incorporation, Bylaws and the investment objectives and policies adopted by the Board of Directors of the Company from time to time, other than short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Company or the Partnership, either directly or indirectly.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Registration Statement” means the registration statement filed by the Company with the SEC on Form S-11 (Reg. No. 333-136273), as amended from time to time, in connection with the public offering of the Company’s Shares.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“Sale or Sales” means any transaction or series of transactions whereby: (A) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including the transfer of any Property that is the subject of a ground lease, and including any event with respect to any Property, Loan or other Permitted Investment that gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Partnership sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Partnership in any joint venture in which it is a co-venturer or partner; or (C) any joint venture in which the Company or the Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment that gives rise to insurance claims or condemnation awards.

“SEC” means the United States Securities and Exchange Commission

“Shares” means the shares of common stock of the Company, par value $.01 per share.

“Stockholders” means the registered holders of the Shares.

“Stockholders’ 9.0% Return” means, as of any date, an aggregate amount equal to an 9.0% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a three hundred sixty-five day year). For purposes of calculating the Stockholders’ 9.0% Return, “Invested Capital” shall be determined for each day during the period for which the Stockholders’ 9.0% Return is being calculated and shall be calculated net of (1) Distributions of Operating Cash Flow to the extent such Distributions of Operating Cash Flow provide a cumulative, non-compounded, annual return in excess of 9.0%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year; (2) Distributions of Cash from Sales and Financings, except to the extent such Distributions would be required to supplement Distributions of Operating Cash Flow in order to achieve a cumulative, non-compounded, annual return of 9.0%, as such amounts are computed on a daily basis based on a three hundred sixty-five day year; and (3) amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares, even if such redemption occurred after the day in the period for which Invested Capital is being determined.

“Subordinated Incentive Fee” means the fee payable to the Advisor under certain circumstances if the Shares are Listed, as calculated in Section 8.5.

“Subordinated Performance Fee Due Upon Termination” means a fee equal to (1) 8.0% of the amount, if any, by which (a) the Appraised Value of the Company’s Properties at the Termination Date, less amounts of all indebtedness secured by the Company’s Properties, plus the net asset value of all other Loans and Permitted Investments of the Company plus total Distributions (excluding any stock dividend) through the Termination Date exceeds (b) the sum of Invested Capital plus total Distributions required to be made to the stockholders in order to pay the Stockholders’ 9.0% Return from inception through the Termination Date less (2) any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds.

“Subordinated Share of Net Sales Proceeds” has the meaning set forth in Section 8.4.

“Termination Date” means the date of termination of the Agreement.

2. Appointment. The Company hereby appoints the Advisor to serve as its advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

3. Duties of the Advisor. The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company and its assets. The Advisor undertakes to use its reasonable efforts to present to the Company potential investment opportunities and to provide the Company with a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board of Directors. Subject to the limitations set forth in this Agreement, including Section 4 hereof, and the continuing and exclusive authority of the Board of Directors over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.1.	Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company or any Offering or private sale of the Company’s securities other than services that (i) are to be performed by the Dealer Manager, (ii) the Company elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.2.	Acquisition Services.

A.	Serve as the Company’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s assets and investment objectives and policies;

B.	Subject to Section 4 hereof and the investment objectives and policies of the Company: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire Properties, Loans and other Permitted Investments on behalf of the Company; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

C.	Perform due diligence, including any environmental due diligence as set forth in the Prospectus, on prospective investments and create due diligence reports summarizing the results of such work;

D.	Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

E.	Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company;

F.	Deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the Company’s investments; and

G.	Negotiate and execute approved investments and other transactions.

3.3.	Asset Management Services.

A.	Real Estate Services:

(1)	Investigate, select and, on behalf of the Company, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(2)	Negotiate and service the Company’s debt facilities and other financings;

(3)	Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates) where appropriate, concerning the value of investments of the Company;

(4)	Monitor and evaluate the performance of each asset of the Company and the Company’s overall portfolio assets, provide daily management services to the Company and perform and supervise the various management and operational functions related to the Company’s investments;

(5)	Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(6)	Consult with the officers and the Board of Directors of the Company and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(7)	Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(8)	Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(9)	Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s overall budget, with any adjustments as the Advisor deems appropriate;

(10)	Coordinate and manage relationships between the Company and any joint venture partners; and

(11)	Consult with the officers and Board of Directors of the Company and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.

B.	Accounting and Other Administrative Services:

(1)	Provide the day-to-day management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(2)	From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(3)	Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor or any of its Affiliates, as well as any investments that have been made by the Advisor or any of its Affiliates directly;

(4)	Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s business and operations;

(5)	Provide financial and operational planning services;

(6)	Maintain accounting and other record-keeping functions at the Company level and the investment levels, including information concerning the activities of the Company as shall be required to prepare and to file all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(7)	Maintain and preserve all appropriate books and records of the Company;

(8)	Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s independent auditors and other consultants, on related tax matters;

(9)	Provide the Company with all necessary cash management services;

(10)	Manage and coordinate with the transfer agent the monthly payments of deferred selling commissions to broker-dealers participating in the Offering;

(11)	Manage and coordinate with the transfer agent the quarterly dividend process and payments to Stockholders;

(12)	Consult with the officers and Board of Directors of the Company and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(13)	Provide the officers and Board of Directors of the Company with timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act;

(14)	Consult with the officers and Board of Directors of the Company relating to the corporate governance structure and appropriate policies and procedures related thereto;

(15)	Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company to comply with applicable law, including the Sarbanes-Oxley Act;

(16)	Notify the Board of Directors of all proposed material transactions before they are completed; and

(17)	Do all things necessary to assure its ability to render the services described in this Agreement.

3.4.	Stockholder Services.

A.	Manage communications with Stockholders, including answering phone calls, preparing and sending written and electronic reports and other communications;

B.	Oversee the performance of (or act as) the transfer agent and registrar; and

C.	Establish technology infrastructure to assist in providing Stockholder support and service.

3.5.	Other Services. Except as provided in Section 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

4. Authority of Advisor.

4.1.	General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Articles of Incorporation or bylaws of the Company.

4.2.	Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board of Directors over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.3.	Approval by the Board of Directors. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board of Directors or duly authorized committees thereof if the Articles of Incorporation, bylaws or Maryland General Corporation law require the prior approval of the Board of Directors. The Advisor will deliver to the Board of Directors all material information required by it to evaluate a proposed investment (and any related financing).

4.4.	Modification or Revocation of Authority of Advisor. The Board of Directors may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Section 3 and this Section 4; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

5. Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board of Directors may approve, provided that no funds shall be commingled with the funds of the Advisor. The Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and the auditors of the Company.

6. Records; Financial Statements; and SEC Reporting. The Advisor, in the conduct of its responsibilities to the Company, shall maintain adequate and separate books and records for the Company’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the Company shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that the Company so requests. The Advisor shall prepare the Company’s periodic reports and other filings made under the Securities Exchange Act of 1934, as amended, and the Company’s Post-Effective Amendments to the Registration Statement as well as all related prospectuses, prospectus supplements, and supplemental sales literature and assist in connection with the filing of such documents with the appropriate regulatory authorities.

7. Limitation on Activities. Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Shares or its other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Articles of Incorporation or Bylaws. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board of Directors of the Company, the Advisor

shall notify the Board of Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board of Directors. In such event, the Advisor shall have no liability for acting in accordance with the specific instructions of the Board of Directors so given. The Advisor represents and warrants that it has or will obtain sufficient knowledge and understanding of the legal requirements necessary to enable it to comply with this section.

8. Fees.

8.1.	Acquisition Fees. As compensation for the investigation, selection and acquisition (by purchase, investment or exchange) of Properties, Loans and other Permitted Investments, the Company shall pay Acquisition Fees to the Advisor for each such investment. With respect to the acquisition of a Property to be wholly owned by the Company, the Acquisition Fee payable to the Advisor shall equal 1.50% of the sum of the amount actually paid or allocated to the purchase, development, construction or improvement of such Property, inclusive of the Acquisition Expenses associated with such Property, and the amount of any debt attributable to such Property. With respect to the acquisition of real property through any Joint Venture or partnership in which the Company is a co-venturer or partner, the Acquisition Fee payable to the Advisor shall equal 1.50% of the portion of the amount actually paid or allocated to the purchase, development, construction or improvement of the real property, inclusive of the Acquisition Expenses associated with such real property, plus the amount of any outstanding debt associated with such real property that is attributable to the Company’s investment in the Joint Venture or partnership. With respect to Loans and other Permitted Investments, the Acquisition Fee payable to the Advisor shall equal 1.50% of the cost of such investment, inclusive of Acquisition Expenses associated with such investment and any debt attributable to such investment. The Advisor shall submit an invoice to the Company following the closing or closings of each acquisition, accompanied by a computation of the Acquisition Fee. The Acquisition Fee payable to the Advisor shall be paid at the closing of the acquisition upon receipt of the invoice by the Company.

8.2.	Asset Management Fees. The Company shall pay the Advisor as compensation for the services described in Section 3 hereof a monthly fee (the “Asset Management Fee”) in an amount equal to one-twelfth of 0.50% of the sum of the Cost of Real Estate Investments and the outstanding principal amount of the Loans and other Permitted Investments, as of the end of the preceding month. The Advisor shall submit a monthly invoice to the Company, accompanied by a computation of the Asset Management Fee for the applicable period. The Asset Management Fee shall be payable on the last day of such month, or the first business day following the last day of such month. The Asset Management Fee may or may not be taken, in whole or in part, as to any year in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

8.3.	Disposition Fees. If the Advisor or any of its Affiliates provide a substantial amount of services (as determined by the Conflicts Committee based in part on the criteria described below) in connection with the Sale of one or more Properties, Loans or other Permitted Investments, the Advisor or such Affiliate shall receive a fee at the closing (the “Disposition Fee”) equal to 1.0% of the Contract Sales Price; provided, however, that no Disposition Fee shall be payable to the Advisor for any Sale if such Sale involves the Company selling all or substantially all of its Properties in one or more transactions designed to effectuate a business combination transaction (as opposed to a Company liquidation, in which case the Disposition Fee would be payable if the Advisor or an Affiliate provides a substantial amount of services as provided above). Any Disposition Fee payable under this Section 8.3 may be paid in addition to real estate commissions paid to non-Affiliates. Substantial assistance in connection with the sale of a property may include the Advisor’s preparation of an investment package for the property (including a new investment analysis, rent rolls, tenant information regarding credit, a property title report, an environmental report, a structural report and exhibits) or such other substantial services performed by the Advisor in connection with a Sale.

8.4.	Subordinated Share of Net Sales Proceeds. The Subordinated Share of Net Sales Proceeds shall be payable to the Advisor in an amount equal to 8.0% of Net Sales Proceeds remaining after the Stockholders have received Distributions equal to the sum of:

a.	the Stockholders’ 9.0% Return and

b.	Invested Capital.

When determining whether the above threshold has been met:

(A)	Any stock dividend shall not be included as a Distribution;

(B)	Distributions paid on Shares redeemed by the Company (and thus no longer included in the determination of Invested Capital), shall not be included as a Distribution.

Following Listing, no Subordinated Share of Net Sales Proceeds will be paid to the Advisor.

8.5.	Subordinated Incentive Fee. Upon Listing, the Advisor shall be entitled to the Subordinated Incentive Fee in an amount equal to 8.0% of the amount by which (i) the market value of the outstanding Shares of the Company, measured by taking the average closing price or the average of the bid and asked price, as the case may be, over a period of 30 days during which the Shares are traded, with such period beginning 180 days after Listing (the “Market Value”), plus the total of all Distributions paid to Stockholders (excluding any stock dividends) from the Company’s inception until the date that Market Value is determined, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total Distributions required to be paid to the Stockholders in order to pay the Stockholders’ 9.0% Return from inception through the date Market Value is determined. The Company shall have the option to pay such fee in the form of cash, Shares, a promissory note or any combination of the foregoing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to the Advisor of a Subordinated Share of Net Sales Proceeds. In the event the Subordinated Incentive Fee is paid to the Advisor following Listing, no other performance fee will be paid to the Advisor.

8.6.	Changes to Fee Structure. In the event of Listing, the Company and the Advisor shall negotiate in good faith to establish a fee structure appropriate for a perpetual-life entity.

9. Expenses.

9.1.	General. In addition to the compensation paid to the Advisor pursuant to Section 8 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or in connection with the services provided to the Company pursuant to this Agreement, including, but not limited to:

A.	All Organization and Offering Expenses; provided, however, that the Company shall not reimburse the Advisor to the extent such reimbursement would cause the total amount spent by the Company on Organization and Offering Expenses to exceed 1.0% of the Gross Proceeds raised as of the date of the reimbursement; the Company shall not reimburse the Advisor for any Organization and Offering Expenses that the Conflicts Committee decides are not fair and commercially reasonable to the Company.

B.	Acquisition Fees and Acquisition Expenses incurred in connection with the selection and acquisition of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company;

C.	The actual cost of goods and services used by the Company and obtained from entities not Affiliated with the Advisor;

D.	Interest and other costs for borrowed money, including discounts, points and other similar fees;

E.	Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company and its business, assets or income;

F.	Costs associated with insurance required in connection with the business of the Company or by its officers and Directors;

G.	Expenses of managing, improving, developing, operating and selling Properties owned by the Company whether payable to an Affiliate of the Company or a non-affiliated Person;

H.	All expenses in connection with payments to the Board of Directors and meetings of the Board of Directors and Stockholders;

I.	Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services under this Agreement, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, as well as the Company’s allocable share of other overhead of the Advisor such as rent and utilities, provided that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives Acquisition Fees or Disposition Fees;

J.	Expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

K.	Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and all such fees incurred at the request, or on behalf of, the Conflicts Committee or any committee of the Board of Directors;

L.	Costs for the Company to comply with all applicable laws, regulations and ordinances;

M.	Expenses associated with Listing or with the issuance and distribution of securities other than the Shares, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, listing and registrations fees;

N.	Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders;

O.	Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company or of amending the Articles of Incorporation or the Bylaws; and

P.	All other out-of-pocket costs incurred by the Advisor in performing its duties hereunder.

9.2.	Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Conflicts Committee, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

9.3.	Timing of Reimbursements. Expenses incurred by the Advisor on behalf of the Company and reimbursable pursuant to this Section 9 shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter and shall deliver such statement to the Company within 45 days after the end of each quarter.

10. Relationship of Advisor and Company; Other Activities of the Advisor.

10.1.	Relationship. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board of Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person.

10.2.	Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company such time as shall be reasonably necessary to conduct the business and affairs of the Company in an appropriate manner consistent with the terms of this Agreement. The Company acknowledges that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and may provide services to Persons other than the Company or any of its Affiliates.

10.3.	Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company that is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character that, if presented to the Company, could be taken by the Company. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest – Certain Conflict Resolution Procedures – Allocation of Investment Opportunities” in the Registration Statement shall govern the allocation of the opportunity among the Company and Affiliates of the Advisor.

11. Representations and Warranties.

11.1.	Of the Company. To induce the Advisor to enter into this Agreement, the Company hereby represents and warrants that:

A.	The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

B.	The Company’s execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exception or other action by or notice to any court or administrative or governmental body pursuant to, the Articles of Incorporation or Bylaws or any law, statute, rule or regulation to which the Company is subject, or any agreement, instrument, order, judgment or decree by which the Company is bound, in any such case in a manner that would have a material adverse effect on the ability of the Company to perform any of its obligations under this Agreement.

11.2.	Of the Advisor. To induce Company to enter into this Agreement, the Advisor represents and warrants that:

A.	The Advisor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia with all requisite corporate power and authority and all material licenses, permits and authorizations necessary to carry out the transactions contemplated by this Agreement.

B.	The Advisor’s execution, delivery and performance of this Agreement have been duly authorized. This Agreement constitutes a valid and binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms. The Advisor’s execution and delivery of this Agreement and its fulfillment of and compliance with the respective terms hereof do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Advisor’s assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Advisor’s articles of incorporation or bylaws, or any law, statute, rule or regulation to which the Advisor is subject, or any agreement, instrument, order, judgment or decree by which the Advisor is bound, in any such case in a manner that would have a material adverse effect on the ability of the Advisor to perform any of its obligations under this Agreement.

C.	The Advisor has received copies of the Articles of Incorporation, Bylaws, and the Registration Statement and of the Partnership’s limited partnership agreement and is familiar with the terms thereof, including without limitation the investment limitations included therein. Advisor warrants that it will use reasonable care to avoid any act or omission that would conflict with the terms of the Articles of Incorporation, Bylaws, the Registration Statement, or the Partnership’s limited partnership agreement in the absence of the express direction of the Conflicts Committee.

12. Term and Termination of the Agreement.

12.1.	Term. This Agreement shall have an initial term of two years from the date hereof and may be renewed for an unlimited number of successive terms upon mutual consent of the parties. Any such renewal must be approved by the Conflicts Committee.

12.2.	Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Sections 1, 12, 14, 15 and 16 shall survive termination of this Agreement.

12.3.	Payments on Termination and Survival of Certain Rights and Obligations.

A.	After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the effective date of such termination (A) all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement and (B) the Subordinated Performance Fee Due Upon Termination, provided that no Subordinated Performance Fee Due Upon Termination will be paid if the Company has paid or is obligated to pay the Subordinated Incentive Fee.

B.	The Advisor shall promptly upon termination:

(1)	pay over to the Company all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(2)	deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(3)	deliver to the Board of Directors all assets and documents of the Company then in the custody of the Advisor; and

(4)	cooperate with the Company to provide an orderly transition of advisory functions.

13.	Assignment. This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board of Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization that is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

14.	Indemnification and Limitation of Liability. The Company shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the Company’s the Articles of Incorporation. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

15. Non-Solicitation

15.1.	By Company. Until the third anniversary of the date of termination of this Agreement, the Company shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Advisor or any employee of an Affiliate of the Advisor; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Agreement and (ii) any hiring of any employee of the Advisor or any employee of an Affiliate of the Advisor will not be prohibited where such hiring is not the result of a solicitation by the Company.

15.2.	By Advisor. Until the third anniversary of the date of termination of this Agreement, the Advisor shall not hire or solicit to perform services (as an employee, consultant or otherwise) any employee of the Company or any subsidiary of the Company; provided, however, that (i) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Agreement and (ii) any hiring of any employee of the Company or any subsidiary of the Company will not be prohibited where such hiring is not the result of a solicitation by the Advisor or an Affiliate of the Advisor.

15.3.	Reasonableness; Interpretation. Each of the Company and the Advisor specifically acknowledges and agrees that the time and activity restrictions set forth in this Section 16 are reasonable and properly required for the protection of the Company and the Advisor, respectively. However the Company and the Advisor further agree that if any of the provisions of this Section 15 is found by any court of competent jurisdiction (or legally empowered agency) to be in violation of applicable law or unenforceable for any reason whatsoever, then it is the intention of the parties hereto that such provision or provisions be deemed to be automatically amended to the extent necessary to comply with applicable law and permit enforcement.

15.4.	Injunctive Relief. The Company and the Advisor agree that a monetary remedy for breach under this Section 15 shall be inadequate, and will be impracticable and extremely difficult to prove, and further agree (i) that a breach of Section 15.1 will cause the Advisor irreparable harm, and that, in addition to any other rights or remedies available to it, the Advisor is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby and (ii) that a breach of Section 15.2 will cause the Company irreparable harm, and that, in addition to any other rights or remedies available to it, the Company is entitled to temporary and permanent injunctive relief without the necessity of proving actual damages, with a bond or other form of security not being required and specifically waived hereby.

16. Miscellaneous.

16.1.	Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth below:

A.	To the Company: c/o the Chair of the Conflicts Committee at his or her home or business address (or such other address as may be specified by the Chair) or at any meeting of the Conflicts Committee.

B.	To the Advisor: Wells Capital, Inc., 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092 or such other address as may be specified by the Advisor.

16.2.	Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

16.3.	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.4.	Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia.

16.5.	Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.6.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.7.	Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.8.	Titles Not to Affect Interpretation. The titles of Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

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Signature page follows.]

In Witness Whereof, the parties hereto have executed this Agreement as of the date and year first above written.

INSTITUTIONAL REIT, INC.

By:
Douglas P. Williams, Executive Vice President

WELLS CAPITAL, INC.

By:
Leo F. Wells III, President

[ Signature Page to Advisory Agreement between Institutional REIT, Inc. and Wells Capital, Inc.]